AT&T Reports Fourth-Quarter and Full-Year Results

Full Year
●	Consolidated revenues of $160.5 billion
●	Diluted EPS of $4.76 as reported and $3.05 as adjusted, compared to $2.10 and $2.84 in the prior year
●	Cash from operations of $39.2 billion
●	Free cash flow of $17.6 billion

Fourth Quarter
●	Consolidated revenues of $41.7 billion
●	Diluted EPS of $3.08 as reported and $0.78 as adjusted, compared to $0.39 and $0.66 in the year-ago quarter
●	Cash from operations of $9.9 billion
●	Free cash flow of $4.8 billion

2018 Outlook1 (inclusive of tax reform and new accounting standard)
●	Adjusted EPS in the $3.50 range
●	Free cash flow of about $21 billion
●	Capital expenditures approaching $25 billion; $23 billion net of expected FirstNet reimbursements

●	With the passage of tax reform:
o	$1 billion 2018 incremental capital investment
o	More than $200 million in bonuses paid to frontline employees in fourth quarter
o	$800 million in voluntary funding to medical plans in fourth quarter
o	Additional impacts include a $20.3 billion increase in reported fourth-quarter net income, including a more than $800 million increase in adjusted net income in the fourth quarter
●	4.1 million total wireless net adds for the fourth quarter:
o	2.7 million in U.S., driven by connected devices, postpaid phones and prepaid
o	1.3 million in Mexico
●	300,000 total video net adds: 161,000 in U.S. and 139,000 in Latin America
●	U.S. wireless results:
o	Operating income margin of 22.1% with EBITDA margin of 32.7% and wireless service margin of 43.8%
o	329,000 postpaid phone net adds
o	Added nearly 700,000 branded smartphones to base
o	Best-ever fourth-quarter postpaid phone churn of 0.89%

●	Entertainment Group results:
o	95,000 IP broadband net adds; 19,000 total broadband net adds; more than 7 million customer locations passed with fiber
o	161,000 total video net adds; 368,000 DIRECTV NOW net adds to reach nearly 1.2 million DIRECTV NOW subscribers
●	International results:
o	Revenues up 16.0% with strong growth in Mexico wireless and DIRECTV Latin America
o	Improved operating income and EBITDA growth driven by improvements in Mexico and strong gains in Latin America
o	139,000 DIRECTV Latin America net adds with 13.6 million total subscribers

Note: AT&T's fourth-quarter earnings conference call will be webcast at 4:30 p.m. ET on Wednesday, January 31, 2018. The webcast and related materials will be available on AT&T's Investor Relations website at https://investors.att.com.

DALLAS, January 31, 2018 — AT&T Inc. (NYSE:T) reported solid wireless, business and international results in the fourth quarter. Highlights include strong postpaid phone gains, record-low fourth-quarter postpaid phone churn and DIRECTV NOW surpassing 1 million subscribers.

"The impact of tax reform and regulatory rationalization will be substantial and positive for the U.S. economy and AT&T," said Randall Stephenson, AT&T Chairman and CEO. "Our FirstNet win and the opt-in by 100 percent of all states and territories will enable us to put the industry's most robust spectrum assets to work in building a best-in-class nationwide network for public safety and first responders. On the Time Warner front, we look forward to presenting our case in court and closing the deal."
Consolidated Financial Results
AT&T's consolidated revenues for the fourth quarter totaled $41.7 billion versus $41.8 billion in the year-ago quarter, primarily due to declines in legacy wireline services, wireless service revenues and domestic video, which were mostly offset by growth in wireless equipment and International. Compared with results for the fourth quarter of 2016, operating expenses were $41.3 billion versus $37.6 billion primarily due to a write-off of certain network assets and higher wireless equipment costs; operating income was $0.4 billion versus $4.2 billion; and operating income margin was 0.9% versus 10.2%. When adjusting for the write-off of certain network assets, non-cash actuarial loss on benefit plans, amortization, merger- and integration-related expenses and other items, operating income was $6.9 billion versus $7.3 billion in the year-ago quarter and operating income margin was 16.5%, versus 17.5% in the year-ago quarter.

Fourth-quarter net income attributable to AT&T was $19.0 billion, or $3.08 per diluted share, and reflects the impact of the Tax Cuts and Jobs Act, compared to $2.4 billion, or $0.39 per diluted share, in the year-ago quarter. Adjusting for the ($3.16) benefit from the remeasurement of deferred tax liabilities, $0.41 write-off of certain network assets and natural disaster impacts, $0.19 non-cash actuarial loss on benefit plans from the annual remeasurement process and $0.26 of costs for amortization, merger- and integration-related expenses and other items, earnings per diluted share was $0.78 compared to an adjusted $0.66 in the year-ago quarter. (The increase in adjusted diluted earnings per share includes $0.13 impact of the new tax law on the fourth-quarter 2017.)

Cash from operating activities was $9.9 billion in the fourth quarter, and capital expenditures were $5.1 billion. Free cash flow — cash from operating activities minus capital expenditures — was $4.8 billion for the quarter.

Full-Year Results
For full-year 2017, compared with 2016 results, AT&T's consolidated revenues totaled $160.5 billion versus $163.8 billion, primarily due to declines in legacy wireline services and wireless service revenues, which were partially offset by growth in International and strategic business services. Operating expenses were $139.6 billion compared with $139.4 billion.  Excluding a $2.9 billion write-off of certain network assets, operating expenses decreased due to cost efficiencies. Operating income was $20.9 billion versus $24.3 billion; and operating income margin was 13.0% versus 14.9%. Net income attributable to AT&T reflects the impact of the new tax law and was $29.5 billion versus $13.0 billion; and earnings per diluted share was $4.76, compared with $2.10. With adjustments for both years, operating income was $31.8 billion versus $31.8 billion; operating income margin was 19.8% versus 19.4%; and earnings per diluted share totaled $3.05, compared with $2.84, an increase of 7.4%. (The increase in adjusted diluted earnings per share includes $0.13 impact of the new tax law on the fourth-quarter 2017.)

AT&T's full-year cash from operating activities was $39.2 billion versus $39.3 billion in 2016. Capital expenditures, including capitalized interest, totaled $21.6 billion versus $22.4 billion in 2016. Full-year free cash flow was $17.6 billion compared to $16.9 billion in 2016. The company's free cash flow dividend payout ratio for the full year was 68%.2

2018 Outlook1
On a standalone basis, including impacts of tax reform and the new ASC 606 revenue recognition standard, AT&T expects in 2018:
●	Adjusted EPS in the $3.50 range
●	Free cash flow of about $21 billion
●	Capital expenditures approaching $25 billion; $23 billion net of expected FirstNet reimbursements and inclusive of $1 billion incremental tax reform investment

1Adjustments include a non-cash mark-to-market benefit plan gain/loss, merger-related interest expense, merger integration and amortization costs and other adjustments. We expect the mark-to-market adjustment which is driven by interest rates and investment returns that are not reasonably estimable at this time, to be the largest of these items. Accordingly, we cannot provide a reconciliation between forecasted adjusted diluted EPS and reported diluted EPS without unreasonable effort.

2Free cash flow dividend payout ratio is dividends divided by free cash flow
*About AT&T
AT&T Inc. (NYSE:T) is a holding company. AT&T products and services are provided or offered by subsidiaries and affiliates of AT&T Inc. under the AT&T brand and not by AT&T Inc. Additional information about AT&T Inc. is available at about.att.com.

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Cautionary Language Concerning Forward-Looking Statements
Information set forth in this news release contains financial estimates and other forward-looking statements that are subject to risks and uncertainties, and actual results might differ materially. A discussion of factors that may affect future results is contained in AT&T's filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update and revise statements contained in this news release based on new information or otherwise.
This news release may contain certain non-GAAP financial measures. Reconciliations between the non-GAAP financial measures and the GAAP financial measures are available on the company's website at https://investors.att.com.

For more information, contact:
Erin McGrath – AT&T Global Media Relations
Email: erin.mcgrath@att.com
Phone: (214) 862-0651